Exhibit 5.1

LEGAL OPINION AND CONSENT OF COUNSEL

9110 Irvine Center Drive Irvine, California 92618 T: 949.752.1100 F: 949.752.1144	Law Offices of
Wilson, Haglund & Paulsen, PC

January 14, 2010

Force Fuels, Inc.
4630 Campus Drive, Suite 101
Newport Beach, California 92660

Ladies and Gentlemen:

With respect to Amendment No. 2 to the Registration Statement on Form S-1 (file No. 333-157061 (the “Registration Statement”) being filed with the Securities and Exchange Commission by Force Fuels, Inc., a Nevada corporation (the “Company”) under the Securities Act of 1933, as amended, relating to the sale of up to 938,333 shares of Common Stock of the Company, $.001 par value (the “Common Stock registered for sale by the selling shareholders listed therein, we advise you as follows:

We are counsel for the Company and have participated in the preparation of the Registration Statement. We have reviewed the Company’s Articles of Incorporation, as amended to date, the corporate action taken to date in connection with the Registration Statement and the issuance of the shares and such other documents and authorities as we deem relevant for the purpose of this opinion.

Based upon the foregoing and in reliance thereon, we are of the opinion that, upon compliance with the Securities Act of 1933, as amended, and with the securities or “blue sky” laws of the states in which the shares are to be offered for sale, the 938,333 shares registered for sale by the Company when subscribed and paid for, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Experts” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Wilson, Haglund & Paulsen, PC

WILSON, HAGLUND & PAULSEN, PC